March 25, 2011

Mr. Hyungtaek (Henry) Kim
c/o The Execu/Search Group
675 Third Avenue - 5th Floor
New York, NY 10017-5731

Dear Henry:

Virtu Financial, LLC (the "Firm") is pleased to offer you employment with the Firm as a Financial Operations Analyst on the following terms and conditions:

1. Description
You will be responsible for administering and monitoring the financial system in order to ensure that the finances are maintained in an accurate and timely manner; overseeing the accounts payable and accounts receivable systems in order to ensure complete and accurate records of all moneys; managing employee files and records in order to ensure accurate payment of benefits and allowances; managing the bi-weekly payroll in order to ensure that employees are paid in an accurate and timely manner; provide efficient and effective office management. Other job duties may be added based on an evaluation of your performance. The position reports to Anthony Manganiello, Chief Financial Officer.

2. Probationary Status
Your continued employment with the Company will be reviewed and evaluated at the end of your six (6) month anniversary with the Company.

3. Compensation
You will receive an annual salary of $75,000.00 less any applicable deductions and withholdings, payable on a bi-weekly basis.

Provided that you are an Employee in Good Standing on the date bonus payday for fiscal year 2011, you will receive a pro-rated fiscal year-end bonus based on an evaluation of performance.

For all fiscal years thereafter, provided that you are an Employee in Good Standing on each fiscal year bonus payday, you may receive discretionary bonus compensation based on the Firm's overall performance and your performance. The award of a bonus in year one does not guarantee or imply the award of a bonus in any future years. For the avoidance of doubt, all discretionary bonus arrangements as set out above are conditional upon your being an Employee in Good Standing on the relevant bonus pay days and no entitlement to bonus accrues pro rata.

4. Benefits
You shall receive standard benefits for employees with commensurate responsibilities and three (3) weeks of paid vacation annually.

5. Agreement Not to Recruit
In consideration for the above offer of employment and the financial package, you agree for the duration of your employment and for a period of 18 months thereafter, you will not directly or indirectly, solicit any person who is employed by Virtu Financial or its affiliates to (a) terminate his or her employment with the Firm, (b) accept employment with anyone other than Virtu Financial, or (c) in any manner interfere with the business of Virtu Financial. You also agree that for the duration of your employment and for a period of 18 months thereafter, you will not directly or indirectly hire away any Virtu Financial employee.

As a condition to your Employment, you agree to abide by the terms of the Firm's standard Non-Compete, Non-Solicitation, Confidentiality and Proprietary Inventions Assignment Agreement (the "Inventions Agreement"), that is attached hereto.

6. Employment at Will
Nothing contained herein shall destroy your employee at-will status at Virtu Financial. At all times, you will be considered an employee-at-will and your employment may be terminated at any time by the Firm with or without notice, with or without cause or for no reason at all. Notwithstanding your at-will status, the terms of this offer letter will govern as to the matters addressed herein.

7. Compliance With Firm Policies
While you are employed by the Firm, you will be entitled to the benefit of, and your employment will be subject to, all of the Firm's then current policies, rules, regulations and practices. You are expected to review the Firm's policy and compliance manual(s) currently in effect or implemented hereafter, and you are expected to conduct yourself in accordance with these policies.

8. Commencement
Your employment with Virtu Financial will commence on [to be determined]. You have represented to us that your acceptance of this offer does not, and will not, cause you to violate any current contract or commitment, and it is a condition of your employment that there are no constraints on your ability to perform the duties of the position offered.

9. Arbitration
You and the Firm both knowingly and voluntarily agree to a pre-dispute arbitration clause so that should any controversy or dispute arise in connection with your employment, the cessation of your employment or the interpretation of this offer letter, you and the Firm agree to arbitration any and all such claims at a site in New York, before a neutral panel of the American Arbitration Association or JAMS, as dictated by the underlying facts and circumstances giving rise to your claim(s). Where no such forum is required by regulatory rules or directed by a court of competent jurisdiction, such forum shall be selected at the sole discretion of the Firm. In the course of any arbitration pursuant to this offer letter, you and the Firm agree: (a) to request that a written award be issued by the panel, and (b) that each side is entitled to receive any and all relief they would be entitled to receive in a court proceeding. You and the Firm knowingly and voluntarily agree to enter into this arbitration clause and to waive any rights that might otherwise exist to request a jury trial or other court proceeding, except that you agree that Virtu Financial has the right to seek injunctive or other equitable relief from a court to enforce Section 4 of this offer letter. The Parties' agreement to arbitrate disputes includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New York Civil Rights Laws, the New York Executive Law, the New York City Human Rights Law, or any other federal, state of local law relating to discrimination in employment and any claims relating to wage and hour claims and any other statutory or common law claims.

10. Miscellaneous
You agree to transfer all securities registrations and to become registered in such capacities as the Firm may require from time to time for the performance of your job duties.

You represent that there has not been, nor is there pending any complaint or regulatory, self regulatory, administrative, civil or criminal inquiry, proceeding or other matter relating to your prior employment or other activity.

Any employment with the Firm is subject to completion of a customary post-offer background check to be completed by a third party. The results of any such background check can be made available to you as provided under applicable state and federal law.

This agreement shall be governed and interpreted under the laws of the State of New York.

Please indicate your agreement to accept employment by Virtu Financial on the above terms by signing the enclosed copy of this letter and returning it to my attention. If you have any questions, please do not hesitate to call me. I look forward to having you join our organization.

Very truly yours,

/s/ Christopher Concannon

Christopher Concannon
Partner

Read, accepted and agreed to:

Hyungtaek (Henry) Kim

Date